Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No.5 to Form S-1 of QumulusAI, Inc., formerly Global Digital Holdings Inc. and Subsidiaries, of our report dated April 7, 2026, except for the effect of the additional borrowing as disclosed in the third paragraph and the addition of the seventh paragraph within Note 25 to the consolidated financial statements, as to which the date is May 14, 2026, relating to the consolidated financial statements of QumulusAI, Inc. as of and for the years ended December 31, 2025 and 2024, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC.

Whippany, New Jersey

June 10, 2026